Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our firm under the caption “Experts” in the Form S-4 Registration Statement and related Prospectus of The BANKshares, Inc. (the “Company”), and to the incorporation by reference therein of our report dated February 25, 2011, relating to the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended.

HACKER, JOHNSON & SMITH PA

Tampa, Florida

April 12, 2011